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MICREL, INCORPORATED

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Item 1. The following is the text of a press release issued by Micrel, Incorporated on April 1, 2008.

Investor Contact: Richard Crowley Micrel, Incorporated (408) 944-0800	Media Contacts: Paul Kranhold/Andrew Cole Sard Verbinnen & Co (415) 618-8750

Micrel Issues Open Letter to Shareholders

San Jose, CA, April 1, 2008 — Micrel, Incorporated (Nasdaq:MCRL) and its Board of Directors today issued the following letter to its shareholders regarding public letters and filings by Obrem Capital Management (“OCM”), which is apparently a new Micrel shareholder and which has made several proposals to the Company:

Dear Shareholder:

We are writing you in response to recent public statements and proposals by Obrem Capital Management. We believe OCM has made a number of inaccurate and self-serving assertions in their letters and proposals in relation to their efforts to take control of the Company’s board of directors. We want to take this opportunity to outline for all shareholders the facts about Micrel and why we believe continuing to execute our strategic plan will deliver superior long-term value for you.

While there is no question that recent market conditions have been challenging across the semiconductor industry, and Micrel has not been immune to these conditions, we have been taking important, measurable steps in recent quarters to ensure the Company continues to outperform our peers and expand market share while continuing to reduce costs and increase profitability. We are excited about the Company’s future.

Micrel has increased revenue in 24 out of its 29 years of existence and our ten-year revenue compound annual growth rate of 9.5% has significantly outpaced the overall analog industry growth rate of 6.3%. We are pursuing an R&D strategy to increase our product and design win pipeline that we believe will position the Company for superior revenue growth in the future.

In addition to growing our top line, your Board and management team have, against a backdrop of a challenging time in the semiconductor industry, driven earnings growth through operational improvements. Between 2003 and 2007, we improved our GAAP gross margin from 39.5% to 57.1% and our operating margin from 2.4% to 18.4%, significantly growing GAAP earnings. During the same period, we also improved our return on equity from 1.7% to 18.6%. We continue to take actions to streamline operations and reduce manufacturing costs.

Contrary to OCM’s statements, Micrel outsources manufacturing where it makes sense to control costs, including the outsourcing of all of our assembly and over ninety percent of our test operations. We believe there are substantial benefits to both Micrel and customers of our vertically-integrated front-end manufacturing strategy. Our captive wafer fabrication facility, together with third party foundries, allows us to optimize the Company’s cost, quality, delivery, customer service, time-to-market, and technology roadmap.

Micrel Issues Open Letter to Shareholders

April 1, 2008

We believe OCM’s statements about Micrel’s cost structure and operating margins reflect their lack of in-depth knowledge about the industry and that their filings contain factual errors and inconsistencies, such as the mixing of GAAP versus non-GAAP metrics in their comparisons and the use of an extremely narrow and “cherry-picked” set of comparables. As compared to a broader and more representative set of analog companies,1 our operating margins are in line with or, in the majority of instances, superior to these peers. In 2007, our GAAP operating margin was 18.4%, compared to a median of 13.9% for such peers. The Company’s 2007 GAAP SG&A as a percent of sales was 17.5%, placing us at the lower end of the peer group and significantly below the median of 20.5% for our peers. It is also worth noting that Micrel has lowered SG&A expense by more than 20% over the past 8 quarters.

Micrel CY 2007 Operating Statistics vs. Peers

Source: Company filings

As a result of our sound financial management, our GAAP EPS has grown at a 10-year CAGR of 11.0% and 83.7% over the last five years. We have a long-term record of delivering results, having been profitable on a GAAP earnings basis for 28 of our 29 years of existence.

Micrel GAAP EPS Growth

Source: Company filings; ROE calculated as GAAP Net Income divided by average shareholder equity over the period

At the same time, your Board and management have been investing for future growth. These investments have resulted in the development of industry-leading technologies, such as our patent-pending Hyper Light Load™ power capability and the Super LNR™ devices, as well as

[1]

Peers include: Advanced Analogic Technologies, AMI Semiconductor, Cirrus Logic, Intersil, Linear Technology, Monolithic Power Systems, Microsemi, National Semiconductor, O2Micro, ON Semiconductor, Power Integrations, Semtech, Supertex, and Volterra Semiconductor.

Micrel Issues Open Letter to Shareholders

April 1, 2008

what we believe are the world’s fastest switching regulators. We introduced 82 new products in 2007 and believe we have amassed one of the largest patent portfolios of any analog company of similar size. In our opinion, OCM’s assertions about the Company’s growth and margins completely miss a key point — our investments are positioning the Company to outpace industry growth. We do not believe that Micrel’s stock price today fully reflects this potential.

Micrel’s revenue growth and operational efficiency have also driven a strong record of cash flow generation. Over the past 10 years, Micrel has generated close to $580 million in cash flow from operations and has had positive cash flows in each of those 10 years. This has enabled us to repurchase over $280 million in stock since the inception of our share repurchase program, representing more than 25% of our outstanding shares, and to begin paying quarterly dividends to shareholders.

As OCM apparently only commenced acquiring Micrel shares a few weeks ago, the lack of understanding of Micrel’s business and the industry is not surprising. However, this obvious lack of knowledge and experience is troubling to the Board and should be troubling to other long-term shareholders as OCM is seeking control of the Company.

According to recent Securities and Exchange Commission filings, OCM has purchased approximately 10.7 million shares of Micrel common stock over the past five weeks at a weighted average cost of approximately $8.01. By undertaking their purchases at prices near our five-year lows, OCM may have different objectives as to their returns. The Board is concerned that OCM is trying to force action to secure their own near-term gain without any reference to Micrel’s fundamental value, long-term potential or the interests of all our shareholders.

In addition, OCM has proposed removing your CEO and the entire Board, which includes the Company’s largest shareholder. We believe their nominees have very limited semiconductor industry and operating experience and that your directors bring a valuable blend of deep strategic and operational expertise to their work on the Board.

Your Board and the management team are singularly focused on creating shareholder value and in that regard, we are excited about the future. Our optimism about Micrel’s future is shared by two of Micrel’s long-term shareholders, Messrs. Muller and Zinn, who in aggregate own approximately 30% of the Company and support the full Board and Micrel management.

We will send you in the coming days and weeks additional materials including a proxy statement. In the meantime, should you have any questions please contact MacKenzie Partners, Inc. at (800)-322-2885 Toll-Free or micrelproxy@mackenziepartners.com.

We are committed to taking actions that are in the best interests of ALL our shareholders, and we look forward to continuing to hear your views, while we, in turn, keep you apprised of our progress.

Your Board of Directors,

Raymond D. Zinn            Michael J. Callahan            David W. Conrath

Neil J. Miotto            Frank W. Schneider

Micrel Issues Open Letter to Shareholders

April 1, 2008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our ability to outperform our peers and expand market share, our ability to reduce costs and increase profitability, our beliefs that our R&D strategy will position the Company for superior revenue growth, our beliefs that we can streamline operations and reduce manufacturing costs and drive earnings growth through operational improvements, our beliefs regarding our manufacturing and outsourcing strategy and the benefits of our vertically-integrated operations, our beliefs about our growth and margins and that our stock price does not reflect our growth potential. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company disclaims any duty to update the forward looking information contained in this release.

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

Micrel Issues Open Letter to Shareholders

April 1, 2008

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Micrel, Incorporated intends to file a proxy statement with the Securities and Exchange Commission in connection with any shareholders’ meeting that may be held, which will be mailed to shareholders along with a white proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with any meeting of shareholders that may be held. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at any meeting that may be held will be included in the proxy statement filed by Micrel, Incorporated in connection with any such meeting. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission. These documents are available, and the proxy statement, when it is filed, will be available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

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